Exhibit 99.2

The transactions described in this report involve securities of foreign companies. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial information included in this document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country and all of its officers and directors are residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the transactions described below, such as in open market or privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

October 16, 2018

Press Release

Company name: Idemitsu Kosan Co., Ltd.

Representative Director and CEO: Shunichi Kito

(Company Code: 5019, TSE 1st Section)

Contact person:

Koji Tokumitsu, General Manager, Investor Relations Office, Treasury Department

(TEL: +81-3-3213-9307)

Announcement Regarding Partial Amendments to Articles of Incorporation

Idemitsu Kosan Co., Ltd. (“Idemitsu Kosan”) hereby announces that, at the Meeting of the Board of Directors held today, it has resolved to propose partial amendments to its Articles of Incorporation (the “Articles of Incorporation”) at its extraordinary general meeting of Shareholders scheduled to be held on December 18, 2018. The following amendments are subject to a condition precedent that the share exchange in which Idemitsu Kosan will become a wholly owning parent company and Showa Shell Sekiyu K.K. (“Showa Shell”) will become a wholly owned subsidiary company (the “Share Exchange”), becomes effective.

1.	Reason for Amendments to the Articles of Incorporation

(1) In order to ensure the flexibility of the operation of the general meetings of shareholders and the meetings of the Board of Directors, Idemitsu Kosan will amend the Articles of Incorporation regarding the conveners of meetings and chairpersons of the general meetings of shareholders and the meetings of the Board of Directors (Articles 14 and 22 of the proposed amendments of the Articles of Incorporation).

(2) As announced in today’s press release titled “Announcement Regarding Execution of Share Exchange Agreement and Business Integration”, Idemitsu Kosan and Showa Shell will, subject to the approvals from their extraordinary shareholders’ meetings scheduled to be held on December 18, 2018, implement a business integration by way of the Share Exchange on the effective date of April 1, 2019 (scheduled) (the “Business Integration”). As a result of the implementation of the Business Integration, in order to strengthen the supervisory functions of the Board of Directors and to establish an expeditious management structure, Idemitsu Kosan will amend the Articles of Incorporation so that it can elect new positions of executive directors in addition to existing positions of executive directors (Articles 21 paragraph 2 of the proposed amendments of the Articles of Incorporation). For more details of the Business Integration, please refer to today’s press release titled “Announcement Regarding Execution of Share Exchange Agreement and Business Integration.”

(3) The Act for Partial Revision of the Companies Act (Act No 90 of 2014) enforced on May 1, 2015, has changed the scope of directors and Audit and Supervisory Board Members (“ASB Members”) with whom companies can enter into liability limitation agreements. Idemitsu Kosan will amend provisions of the Articles of Incorporation regarding the limitation of liability of directors and ASB Members, so that it can enter into liability limitation agreements with directors who do not execute business and ASB Members who are not outside ASB Members (Articles 27 paragraph 2 and 35 paragraph 2 of the proposed amendments of the Articles of Incorporation). The consent of all ASB Members regarding the amendments of Articles 27 paragraph 2 has been obtained.

2.	Details of the Amendments to the Articles of Incorporation

The Articles of Incorporation shall be changed as follows.

(Amendments are underlined)

Current Articles of Incorporation	Amended Articles of Incorporation
Article 14. (Convening of Meetings and Chairperson)	Article 14. (Convening of Meetings and Chairperson)
1. The Chief Executive Officer (hereinafter “CEO”) of this company shall convene and act as chairperson at all general meetings of shareholders.	1. The director appointed by the Board of Directors, shall convene and act as chairperson at all general meetings of shareholders.

2. In the event that the CEO is unable to convene or act, another director shall convene or act as chairperson at the relevant general meeting of shareholders in accordance with the order predetermined by the Board of Directors, as the case may be.

2. In the event that the director prescribed in the preceding paragraph, is unable to convene or act, another director shall convene or act as chairperson at the relevant general meeting of shareholders in accordance with the order predetermined by the Board of Directors, as the case may be.

Current Articles of Incorporation	Amended Articles of Incorporation
Article 21. (Representative Directors and Titled Directors)	Article 21. (Representative Directors and Titled Directors)
1. (Description omitted)	1. (No change)
2. One (1) each of Chairman and CEO, one or more Executive Vice-Presidents, Senior Managing Directors and Managing Directors may be elected by a resolution of the Board of Directors.

2. One (1) each of Chairman and CEO, one or more Executive Vice-Presidents, Senior Managing Directors, Managing Directors and other executive directors may be elected by a resolution of the Board of Directors.

Article 22. (Convening of Meetings and Chairperson)	Article 22. (Convening of Meetings and Chairperson)
1. Except as otherwise provided for by laws or ordinances, the CEO of this company shall convene and act as chairperson at the meetings of the Board of Directors.	1. The director appointed by the Board of Directors, shall convene and act as chairperson at the meetings of the Board of Directors.

2. In the event that the CEO is unable to convene or act, another director shall convene or act as chairperson at the relevant meeting of the Board of Directors in accordance with the order predetermined by the Board of Directors, as the case may be.

2. In the event that the director prescribed in the preceding paragraph, is unable to convene or act, another director shall convene or act as chairperson at the relevant meeting of the Board of Directors in accordance with the order predetermined by the Board of Directors, as the case may be.

Article 27. (Limitation of Liability of Directors)	Article 27. (Limitation of Liability of Directors)
1. (Description omitted)	1. (No change)

2. According to Article 427, Paragraph 1 of the Company Act, this company may make an agreement with outside director(s) to exempt the director from his or her liability regarding damages arising from the negligence in performing his or her duties as a director, provided however that the limitation of the liability thereof shall be up to the amount that is prescribed in laws or ordinances.

2. According to Article 427, Paragraph 1 of the Company Act, this company may make an agreement with director(s) (excluding those who are Executive Directors, etc.), to exempt the director from his or her liability regarding damages arising from the negligence in performing his or her duties as a director, provided however that the limitation of the liability thereof shall be up to the amount that is prescribed in laws or ordinances.

Article 35. (Limitation of Liability of ASB Members)	Article 35. (Limitation of Liability of ASB Members)
1. (Description omitted)	1. (No change)

2. According to Article 427, Paragraph 1 of the Company Act, this company may make an agreement with outside ASB Member(s) to exempt the outside ASB Member from his or her liability regarding damages arising from the negligence in performing his or her duties as an ASB Member, provided however that the limitation of the liability thereof shall be up to the amount that is prescribed in laws or ordinances.

2. According to Article 427, Paragraph 1 of the Company Act, this company may make an agreement with ASB Member(s) to exempt the ASB Member from his or her liability regarding damages arising from the negligence in performing his or her duties as an ASB Member, provided however that the limitation of the liability thereof shall be up to the amount that is prescribed in laws or ordinances.

3.	Schedule

Date of the general meeting of shareholders for the amendment to the Articles of Incorporation: December 18, 2018 (scheduled)

Effective date of the amendment:                    April 1, 2019 (scheduled)

End

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